Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2021, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Perdoceo Education Corporation on Form 10-K for the year ended December 31, 2020, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Chicago, Illinois

June 3, 2021